Exhibit 3.2

AMENDMENT TO THE

BYLAWS

OF

HEALTHPEAK PROPERTIES, INC.
a Maryland Corporation (hereinafter the “Corporation”)

On February 28, 2024, the board of directors of the Corporation (the “Board”), by unanimous approval of all of the members of the Board given at a meeting of the Board, and in accordance with the Amended and Restated Bylaws of the Corporation, adopted as of February 10, 2023 (the “Bylaws”), and the Maryland General Corporation Law, authorized, approved and adopted the following amendment to the Bylaws (the “Amendment”) to be effective on March 1, 2024:

Article III, Section 1 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“NUMBER AND TERM -- At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided, that the number thereof shall never be less than three (3), nor more than thirteen (13), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Notwithstanding the foregoing, upon the occurrence of a default in the payment of dividends of any class or series of preferred stock, or any other event, which will entitle the holders of any class or series of preferred stock to elect additional directors of the Corporation, the number of directors of the Corporation will thereupon be increased by the number of additional directors to be elected by the holders of such class or series of preferred stock, and such increase in the number of directors shall remain in effect for so long as the holders of such class of series of preferred stock are entitled to elect such additional directors. Directors need not be stockholders.”

Except as amended by this Amendment, the Bylaws remain in full force and effect.

* * * * * * * * * *

I hereby certify that the foregoing Amendment to the Bylaws was duly adopted by the Board effective as of March 1, 2024.

Executed on March 1, 2024.

HEALTHPEAK PROPERTIES, INC.

By:	/s/ Jeffrey H. Miller
Name: Jeffrey H. Miller
Title: General Counsel